Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2021 RESULTS

REPORTS NET INCOME OF $31.7 MILLION, OR $0.53 PER DILUTED SHARE

ANNOUNCES QUARTERLY CASH DIVIDEND POLICY BEGINNING IN 2022

HOUSTON – November 3, 2021 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the third quarter of 2021 and announced its Board of Directors has adopted a  quarterly cash dividend policy of an expected $0.0325 per common share commencing in the first quarter of 2022.

Highlights and Recent Key Items:

•	Reported strong Q3 2021 net income of $31.7 million ($0.53 per diluted share) driven by increased sales, higher realized pricing, and a $22.7 million non-cash deferred tax benefit;
o	Generated $10.0 million ($0.17 per diluted share) of Adjusted Net Income(1);
•	Grew Adjusted EBITDAX(1) to $23.3 million in Q3 2021 and has now generated $63.2 million in the first nine months of 2021;
•

Sold 741,000 barrels of oil in Q3 2021, an increase of 15% over Q2 2021 and produced 7,694 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 8,844 working interest (“WI”)(3) BOPD in Q3 2021, near the high end of guidance despite the annual seven-day field-wide turnaround;

o	Efficiently completed the annual turnaround in September, on time and within budget;
o	Undertook and completed a second scheduled turnaround in early October for maintenance needed on the FPSO;
•	Successfully performed two workovers in September and October which resulted in an increase to production of approximately 1,050 BOPD gross (540 BOPD net);
•	Provisionally awarded two offshore blocks in Gabon adjacent to Etame as part of a consortium with VAALCO owning a non-operated working interest of 37.5%;
•	Grew cash balance to $52.8 million as of September 30, 2021; and
•	Adopted a quarterly cash dividend policy of an expected $0.0325 per common share commencing in the first quarter of 2022.

(1)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.
(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.

George Maxwell, VAALCO’s Chief Executive Officer commented, “We are very encouraged by our strong third quarter operational and financial results, as well as the key strategic developments accomplished over the past several months. We efficiently completed our annual turnaround on time and within budget in the third quarter and still produced nearly 7,700 NRI BOPD near the high end of guidance. We generated $23.3 million in Adjusted EBITDAX and grew our cash position to $52.8 million, ensuring we can fully fund our 2021/2022 drilling campaign from cash on hand and through cash from operations. We are delivering operationally, benefiting from the improved commodity price environment and generating significant cash flow, firmly placing VAALCO in a financially stronger position and poised to execute on accretive growth initiatives.”

“In addition to strong operational and financial performance, we progressed several key strategic initiatives.  In October, we were provisionally awarded two offshore blocks, as part of a consortium, that will broaden our presence and relationships in Gabon.  The consortium of VAALCO, BW Energy and Panoro Energy is uniquely positioned with the knowledge, experience and expertise of progressing world-class discoveries in Gabon adjacent to these awarded blocks.  We also recently announced the completion of our drilling feasibility study for the standalone development of the Venus discovery in Block P, Equatorial Guinea, and are moving forward now with an evaluation of the engineering options and economics towards a field development concept.”

“Enhancing our production, reducing our costs and extending the economic life at Etame is the priority focus and a driving force for VAALCO’s continued success.  In August, we finalized an agreement with World Carrier that will allow us to sustain our operational excellence and robust financial performance at Etame through 2030 with a new FSO solution. This new solution, which comes into effect in September 2022, costs almost 50% less than the current FPSO and is expected to reduce our overall costs by approximately 17% to 20%.  This will significantly improve our margins and enhance our cash flow generation once operational.  This summer we secured a jack-up rig for our 2021/2022 drilling campaign and will begin drilling our first well, the Etame 8H-ST, in December 2021.  We believe that executing another successful drilling campaign with the goal of adding material production and reserves will significantly improve our size and scale, further enhancing our ability to execute on our accretive future growth initiatives.  The objective of the drilling campaign is to increase production by 7,000 to 8,000 barrels of oil per day gross.  We are confident we can achieve these objectives given our drilling track record at Etame and are excited to get our next drilling campaign underway.  We believe this is the first step of a multi-year accretive growth plan with upside potential at Etame and Equatorial Guinea.”

Maxwell concluded, “In the current environment, we believe that it is important E&P companies commit to return cash to shareholders.  The decision to initiate this dividend policy reflects the strength of our business.  Our Board considered several alternatives to provide a meaningful return to our shareholders and believe the implementation of a sustainable, quarterly cash dividend is the right approach for VAALCO, based on our strong balance sheet and ability to generate meaningful free cash flow.”

Operational Update

Gabon

2021/2022 Drilling Campaign & Seismic Acquisition

With the 2021/2022 drilling program expected to begin in December 2021, VAALCO executed a contract with Borr Jack-Up XIV Inc., an affiliate of Borr Drilling Limited, to drill four wells with options to drill additional wells. The Company expects to spud the Etame 8H-ST, the first well of the 2021/2022 drilling program, in early December 2021. The Company estimates the cost of the 2021/2022 drilling campaign at Etame to be between $117.0 million and $143.0 million gross, or between $74.0 million and $91.0 million net to VAALCO’s 63.6%

participating interest, with about $26 million to $31 million gross expected in 2021, or about $16 million to $20 million net to VAALCO.

In December 2020, VAALCO completed the acquisition of approximately 1,000 square kilometers of new dual-azimuth proprietary 3-D seismic data over the entire Etame Marin block. The Company has used the newly processed 3‑D seismic to optimize drilling locations for the 2021/2022 drilling campaign. Additionally, VAALCO continues to review and interpret the seismic to de-risk future drilling locations and potentially identify new drilling locations.

Consortium Provisionally Awarded Two Offshore Blocks in Gabon

The consortium of VAALCO, BW Energy and Panoro Energy has been provisionally awarded two blocks in the 12th Offshore Licensing Round in Gabon. The award is subject to concluding the terms of the production sharing contracts (“PSC”) with the Gabonese government. BW Energy will be the operator with a 37.5% working interest, with VAALCO (37.5% working interest) and Panoro Energy (25% working interest) as non-operating joint owners. The two blocks, G12-13 and H12-13, are adjacent to VAALCO’s Etame PSC as well as BW Energy and Panoro’s Dussafu PSC offshore Southern Gabon, and cover an area of 2,989 square kilometers and 1,929 square kilometers, respectively. Both Etame and Dussafu have been highly successful exploration, development and production projects undertaken by the consortium members over the past 20 years with approximately 250 million barrels discovered to date.

The two blocks will be held by the consortium and the PSCs over the blocks will have two exploration periods totaling eight years which may be extended by two additional years. During the first exploration period, the joint owners intend to reprocess existing seismic and carry out a 3-D seismic campaign on these two blocks and have also committed to drilling one exploration well on each of the two blocks. In the event the consortium elects to enter the second exploration period, the consortium will be committed to drilling at least one exploration well on each of the awarded blocks.

Approved FSO Agreement

VAALCO and its co-venturers at Etame have approved the Bareboat Contract and Operating Agreement (collectively, the “Agreements”) with World Carrier Offshore Services Corp to replace the existing Floating Production, Storage and Offloading unit (“FPSO”) with a Floating Storage and Offloading unit (“FSO”). Compared to the current FPSO agreement, the new FSO will significantly reduce storage and offloading costs by almost 50%, increase effective capacity for storage by over 50%, and is expected to lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame. The Agreements require a prepayment of $2 million gross ($1.3 million net) in 2021 and $5 million gross ($3.2 million net) in 2022 of which $6 million will be recovered against future rentals.  Current total field level capital conversion estimates are $40 to $50 million gross ($26 to $32 million net to VAALCO) with about $5 million net expected in 2021 and the remainder in 2022. This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030, giving the project a very attractive payback period of less than two and a half years.

Equatorial Guinea

VAALCO will have a 45.9% WI in Block P offshore Equatorial Guinea, once the Ministry of Mines and Hydrocarbons approves the new amendment to the production sharing contract. VAALCO has completed a feasibility study of a standalone production development opportunity of the Venus discovery on Block P.  The Company is now proceeding to a field development concept and will work closely with the other joint venture owners to complete this over the coming months.  The Block P PSC provides for a development and production period of 25 years from the date of approval of a development and production plan.

Financial Update – Third Quarter of 2021

Net income of $31.7 million ($0.53 per diluted share) for the third quarter of 2021 compared favorably with net income of $5.9 million ($0.10 per diluted share) in the second quarter of 2021 and $7.6 million ($0.13 per diluted share) in the third quarter of 2020. The third quarter of 2021 reflected stronger revenue due to increased sales in the quarter and higher realized pricing. The third quarter 2021 earnings also included a $22.7 million non-cash deferred tax benefit, partially offset by a $5.1 million loss on derivative instruments, of which $1.0 million was an unrealized loss.

Adjusted Net Income for the third quarter of 2021 increased to $10.0 million ($0.17 per diluted share) from Adjusted Net Income of $8.4 million or ($0.14 per diluted share) in the second quarter of 2021 primarily as a result of increased sales and realized pricing. Adjusted Net Income for the third quarter of 2020 was $2.3 million ($0.04 per diluted share).

Adjusted EBITDAX totaled $23.3 million in the third quarter of 2021, an increase of 6% compared with $21.9 million in the second quarter of 2021 and more than three times the $7.0 million generated in the same period in 2020. Adjusted EBITDAX for the third quarter of 2021 was higher compared to the prior periods primarily due to increased sales volumes and improved realized prices.

Revenue and Sales	Q3 2021	Q3 2020	% Change Q3 2021 vs. Q3 2020	Q2 2021	% Change Q3 2021 vs. Q2 2021
Production (NRI BOPD)	7,694	4,405	75%	8,018	(4)%
Sales (NRI BO)	741,000	412,000	80%	642,000	15%
Realized crude oil price ($/BO)	$73.02	$43.63	67%	$69.61	5%
Total crude oil sales ($MM)	$55.9	$18.3	205%	$47.0	19%

Sales volumes totaled 741,000 barrels in the third quarter of 2021, up 15% compared to 642,000 barrels in the second quarter of 2021, and up 80% compared to 412,000 barrels for the same period in 2020. The increase in volumes in the third quarter of 2021 is primarily due to the additional ownership interest in the Etame field following the closing of the acquisition of Sasol Gabon S.A.’s 27.8% working interest on February 25, 2021 (the “Sasol Acquisition”). In the third quarter of 2021, realized pricing increased 5% compared to the second quarter of 2021, and 67% compared to the third quarter of 2020.

Costs and Expenses	Q3 2021	Q3 2020	% Change Q3 2021 vs. Q3 2020	Q2 2021	% Change Q3 2021 vs. Q2 2021
Production expense, excluding workovers ($MM)	$21.4	$9.1	134%	$16.1	33%
Production expense, excluding workovers ($/BO)	$28.85	$22.21	30%	$25.02	15%
Workover expense ($MM)	$3.8	$(0.2)	2,000%	$0.4	850%
Depreciation, depletion and amortization ($MM)	$7.0	$2.2	216%	$5.8	21%
Depreciation, depletion and amortization ($/BO)	$9.41	$5.37	75%	$9.05	4%
General and administrative expense, excluding stock-based compensation ($MM)	$2.9	$2.4	21%	$4.2	(31)%
General and administrative expense, excluding stock-based compensation ($/BO)	$3.93	$5.89	(33)%	$6.57	(40)%
Stock-based compensation expense (benefit) ($MM)	$-	$(0.2)	100%	$0.5	(100)%
Current income tax expense ($MM)	$5.5	$2.5	120%	$6.1	(10)%
Deferred income tax benefit ($MM)	$(22.7)	$(5.3)	328%	$(3.3)	588%

Total production expense, excluding workovers, increased compared to the same period in 2020 primarily due to the increase in working interest associated with the Sasol Acquisition and was higher compared to the second quarter of 2021, due to higher sales and costs associated with the annual turnaround.  Production expense for the third quarter of 2021 included approximately $0.9 million in additional costs related to proactive employee-related measures taken in response to the pandemic. Workover expense incurred in the third quarter of 2021 totaled $3.8 million, compared with $0.4 million in the second quarter of 2021 and a credit of $0.2 million in the same period in 2020.  VAALCO had one of two planned workovers underway at the end of the third quarter, and has since successfully completed both projects.

Depreciation, depletion and amortization (“DD&A”) expense in the third quarter of 2021 on a per NRI barrel of crude oil sales basis was somewhat higher compared to the third quarter of 2020 due to higher depletable costs associated with the Sasol Acquisition.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the third quarter of 2021 was lower than the second quarter primarily as a result of additional severance costs associated with changes in key personnel in second quarter of 2021.

Non-cash stock-based compensation expense for the third quarter of 2021 was not material. For the third quarter of 2021, the stock-based compensation expense, excluding expense related to stock appreciation rights (“SARs”) was $0.3 million, which was mostly offset by SARs stock-based compensation benefit of $(0.3) million.  For the second quarter of 2021 the stock-based compensation expense was $0.5 million and was comprised of non-SARs related expense of $0.1 million and SARs related expense of $0.4 million. For third quarter of 2020 the stock-based compensation expense was a benefit of $(0.2) million which included non-SARs stock-based expense was $0.4 million and SARs related benefit of $(0.6) million.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind.  Income tax expense (benefit) for the three months ended September 30, 2021 was a benefit of $(17.2) million. This was comprised of $(22.7) million of deferred tax benefit and a current tax expense of $5.5 million. The deferred income tax benefit for the three months ended September 30, 2021 included a $22.3 million deferred tax benefit from the partial reversal of the valuation allowance. Income tax expense for the three months ended June 30, 2021 was $2.8 million. This was comprised of $(3.3) million of deferred tax benefit and a current tax expense of $6.1 million.  Income tax benefit for the three months ended September 30, 2020 was a benefit of $(2.8) million and included $(5.3) million of deferred tax benefit and a current tax expense of $2.5 million.  For all three periods, the overall effective tax rate was impacted by non-deductible items associated with operations and deducting foreign taxes rather than crediting them for United States tax purposes.

Environmental, Social and Governance

Response to COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors.  In response to the COVID-19 pandemic, VAALCO has continued to take the following measures:

Putting into place social distancing measures at VAALCO’s work sites;
Actively screening and monitoring employees and contractors that come onto the Company’s Gabon facilities including testing and quarantine periods with onsite medical supervision; and
Engaging in regular Company-wide COVID-19 updates to keep employees informed of key developments.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of November 4, 2021, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $2.3 million during the first nine months of 2021.

Capital Investments/Balance Sheet

For the third quarter of 2021, net capital expenditures, excluding acquisitions, totaled $4.2 million on a cash basis which included purchases for equipment and enhancements, and expenditures related to the 2021/2022 drilling program. VAALCO invested $6.7 million on an accrual basis during the quarter. For the nine months ended September 30, 2021, the Company has invested $8.5 million in cash basis capital expenditures, and $11.0 million on an accrual basis.

At the end of the third quarter of 2021, VAALCO had grown its unrestricted cash balance to $52.8 million which includes $2.3 million of cash attributable to net non-operating joint venture owner advances. Working capital at September 30, 2021 was $0.8 million compared with $(9.0) million at June 30, 2021, while Adjusted Working Capital at September 30, 2021 totaled $13.5 million, compared with $4.3 million at June 30, 2021.

Cash Dividend Policy

The Board of Directors has approved a cash dividend policy of $0.0325 per common share per quarter (full year 2022 annualized of $0.13 per share) beginning in the first quarter of 2022.

Hedging

The Company has entered into several hedging contracts in 2021 with the goal of ensuring cash flow generation to fund the 2021/2022 drilling campaign. On January 22, 2021, the Company entered into commodity swaps at a Dated Brent weighted average price of $53.10 per barrel for the period from and including February 2021 through January 2022 for a quantity of 709,262 barrels.  On May 6, 2021, VAALCO entered into additional commodity swaps at a Dated Brent weighted average price of $66.51 per barrel for the period from and including May 2021 through October 2021 for a quantity of 672,533 barrels.  On August 6, 2021, the Company entered into additional commodity swaps at a Dated Brent weighted average price of $67.70 per barrel for the period from and including November 2021 through February 2022 for a quantity of 314,420 barrels.  Again, on September 24, 2021,

VAALCO entered into commodity swaps at a Dated Brent weighted average price of $72.00 per barrel for the period from and including March 2022 to June 2022 for a quantity of 460,000 barrels.

See the following table for the unexpired barrels as of September 30, 2021.

Settlement Period	Type of Contract	Index	Barrels	Weighted Average Price
October 2021 to January 2022	Swaps	Dated Brent	236,421	$53.10
October 2021	Swaps	Dated Brent	108,882	$66.00
November 2021 to February 2022	Swaps	Dated Brent	314,420	$67.70
March 2022 to June 2022	Swaps	Dated Brent	460,000	$72.00
			1,119,723

At September 30, 2021, the unexpired commodity swaps were for an underlying quantity of 1,120 Mbbls and had a fair value of $10.9 million and is reflected in “Accrued liabilities and other” line of the condensed consolidated balance sheet.

Guidance

VAALCO has updated its full year 2021 guidance which takes into account the results from the first nine months of 2021 and the expectations for the fourth quarter. Production for full year 2021 is expected to be between 7,000 and 7,200 BOPD, with sales expected to be between 7,350 and 7,550 BOPD.  Production expense, excluding workovers, is expected to be $72 to $74 million, or $26.50 to $27.50 per barrel of oil sales for the full year. The total cost for workovers is expected to be between $9 and $10 million, net to VAALCO.  Cash G&A is expected to be between $12 and $13 million. The Company has provided all of its guidance metrics in the Q3 2021 Supplemental Information presentation that will be posted to its website tomorrow morning prior to the conference call.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter financial and operating results on Thursday November 4, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 2:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741.  Participants should request to be joined to the “VAALCO Energy Third Quarter 2021 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 123 million barrels of crude oil and of which the Company is the operator. VAALCO also owns a working interest on Block P in Equatorial Guinea.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / James Husband / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including its impact on global demand for crude oil and crude oil prices,  the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, future production quotas imposed by Gabon, disruptions in global supply chains, quarantines of VAALCO’s workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2021/2022 drilling campaign, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, the payment of dividends, its ability to restore production in non-producing wells, its ability to find a effectively replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, the ability of the consortium to successfully execute its business plan; future acquisitions, capital expenditures, future drilling plans,  interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of future production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

	As of September 30, 2021	As of December 31, 2020
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$52,839	$47,853
Restricted cash	81	86
Receivables:
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	1,050	3,587
Foreign income taxes receivable	2,056	—
Other	86	4,331
Crude oil inventory	2,556	3,906
Prepayments and other	5,416	4,215
Total current assets	64,084	63,978

Crude oil and natural gas properties, equipment and other - successful efforts method, net	74,102	37,036
Other noncurrent assets:
Restricted cash	1,752	925
Value added tax and other receivables, net of allowance of $5.8 million and $2.3 million, respectively	5,670	4,271
Right of use operating lease assets	12,984	22,569
Deferred tax assets	24,211	—
Abandonment funding	22,281	12,453
Other long-term assets	1,176	-
Total assets	$206,260	$141,232
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,433	$16,690
Accounts with joint venture owners	2,325	4,945
Accrued liabilities and other	39,857	17,184
Operating lease liabilities - current portion	12,671	12,890
Foreign income taxes payable	—	860
Current liabilities - discontinued operations	7	7
Total current liabilities	63,293	52,576
Asset retirement obligations	33,077	17,334
Operating lease liabilities - net of current portion	312	9,671
Other long-term liabilities	—	193
Total liabilities	96,682	79,774
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 69,528,100 and 67,897,530 shares issued, 58,588,777 and 57,531,154 shares outstanding, respectively	6,953	6,790
Additional paid-in capital	76,346	74,437
Less treasury stock, 10,939,323 and 10,366,376 shares, respectively, at cost	(43,847)	(42,421)
Retained earnings	70,126	22,652
Total shareholders' equity	109,578	61,458
Total liabilities and shareholders' equity	$206,260	$141,232

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	September 30, 2020	June 30, 2021	2021	2020
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$55,899	$18,256	$47,023	$142,696	$54,619
Operating costs and expenses:
Production expense	25,208	8,984	16,419	57,760	30,859
Exploration expense	479	16	665	1,286	16
Depreciation, depletion and amortization	6,970	2,212	5,810	16,928	8,116
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
General and administrative expense	2,940	2,178	4,734	12,221	5,951
Bad debt expense and other	318	151	395	814	1,140
Total operating costs and expenses	35,915	13,541	28,023	89,009	76,707
Other operating income (expense), net	46	(37)	(126)	(440)	(883)
Operating income (loss)	20,030	4,678	18,874	53,247	(22,971)
Other income (expense):
Derivative instruments gain (loss), net	(5,147)	—	(9,969)	(21,070)	6,583
Interest income, net	3	23	1	9	150
Other, net	(328)	147	(164)	4,088	163
Total other income (expense), net	(5,472)	170	(10,132)	(16,973)	6,896
Income (loss) from continuing operations before income taxes	14,558	4,848	8,742	36,274	(16,075)
Income tax expense (benefit)	(17,183)	(2,759)	2,825	(11,272)	28,470
Income (loss) from continuing operations	31,741	7,607	5,917	47,546	(44,545)
Income (loss) from discontinued operations, net of tax	(20)	11	(33)	(72)	(41)
Net income (loss)	$31,721	$7,618	$5,884	$47,474	$(44,586)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.53	$0.13	$0.10	$0.81	$(0.77)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.00
Net income (loss) per share	$0.53	$0.13	$0.10	$0.81	$(0.77)
Basic weighted average shares outstanding	58,586	57,456	58,072	58,102	57,628
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.53	$0.13	$0.10	$0.80	$(0.77)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.00
Net income (loss) per share	$0.53	$0.13	$0.10	$0.80	$(0.77)
Diluted weighted average shares outstanding	58,916	57,741	58,574	58,654	57,628

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$47,474	$(44,586)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of tax	72	41
Depreciation, depletion and amortization	16,928	8,116
Bargain purchase gain	(7,651)	—
Impairment of proved crude oil and natural gas properties	—	30,625
Other amortization	—	181
Deferred taxes	(24,211)	26,972
Unrealized foreign exchange gain	(342)	(60)
Stock-based compensation	2,098	(2,097)
Cash settlements paid on exercised stock appreciation rights	(3,051)	—
Derivative instruments (gain) loss, net	21,070	(6,583)
Cash settlements received (paid) on matured derivative contracts, net	(10,189)	7,216
Bad debt expense and other	814	1,140
Other operating loss, net	440	83
Operational expenses associated with equipment and other	835	1,418
Cash advance for other long-term assets	(1,176)	—
Change in operating assets and liabilities:
Trade receivables	11,156	8,255
Accounts with joint venture owners	(19)	8,642
Other receivables	94	1,333
Crude oil inventory	4,059	291
Prepayments and other	1,081	(1,153)
Value added tax and other receivables	(1,339)	(919)
Accounts payable	(9,686)	(9,318)
Foreign income taxes receivable/payable	(2,916)	(6,875)
Accrued liabilities and other	1,252	(3,285)
Net cash provided by continuing operating activities	46,793	19,437
Net cash used in discontinued operating activities	(72)	(376)
Net cash provided by operating activities	46,721	19,061
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(8,459)	(22,317)
Acquisition of crude oil and natural gas properties	(22,505)	—
Net cash used in continuing investing activities	(30,964)	(22,317)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(30,964)	(22,317)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	1,305	—
Treasury shares	(1,426)	(990)
Net cash used in continuing financing activities	(121)	(990)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(121)	(990)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	15,636	(4,246)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	61,317	59,124
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$76,953	$54,878

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	September 30, 2020	June 30, 2021	2021	2020
NRI SALES DATA
Crude oil (MBbls)	741	412	642	2,002	1,337
NRI PRODUCTION DATA
Crude oil (MBbls)	708	405	730	1,904	1,347
Average daily production volumes (BOPD)	7,694	4,405	8,018	6,975	4,918

AVERAGE SALES PRICES:
Crude oil (Per Bbl)	$73.02	$43.63	$69.61	$68.31	$39.90
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$34.02	$21.81	$25.57	$28.85	$23.08
Production expense, excluding workovers*	28.85	22.21	25.02	26.75	21.10
Depreciation, depletion and amortization	9.41	5.37	9.05	8.46	6.07
General and administrative expense**	3.97	5.29	7.37	6.10	4.45
Property and equipment expenditures, cash basis (in thousands)	$4,158	$2,220	$3,103	$8,459	$22,317

*Workover costs excluded from the three months ended September 30, 2021 and 2020 and June 30, 2021 are $3.8 million, $(0.2) million and $0.4 million, respectively. Workover costs excluded from the nine months ended September 30, 2021 and 2020 are $4.2 million and $2.6 million, respectively.

**General and administrative expenses include $0.03, $(0.60) and $0.80 per barrel of oil of sales of stock-based compensation expense in the three months ended September 30, 2021, and 2020 and June 30, 2021, respectively. General and administrative expenses include $1.05 and $(1.57) per barrel of oil of sales of stock-based compensation expense in the nine months ended September 30, 2021, and 2020, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Nine Months Ended September 30,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	September 30, 2021	September 30, 2020	June 30, 2021	2021	2020
Net income (loss)	$31,721	$7,618	$5,884	$47,474	$(44,586)
Adjustment for discrete items:
Discontinued operations, net of tax	20	(11)	33	72	41
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
Unrealized derivative instruments loss	961	—	5,676	10,881	633
Gain on Sasol Acquisition, net	—	—	—	(5,491)	—
Deferred income tax expense (benefit)	(22,699)	(5,299)	(3,323)	(26,371)	26,972
Other operating (income) expense, net	(46)	37	126	440	883
Adjusted Net Income	$9,957	$2,345	$8,396	$27,005	$14,568

Diluted Adjusted Net Income per Share	$0.17	$0.04	$0.14	$0.46	$0.25
Diluted weighted average shares outstanding (1)	58,916	57,741	58,574	58,654	57,628

(1)  No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended September 30,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	September 30, 2021	September 30, 2020	June 30, 2021	2021	2020
Net income (loss)	$31,721	$7,618	$5,884	$47,474	$(44,586)
Add back:
Impact of discontinued operations	20	(11)	33	72	41
Interest income, net	(3)	(23)	(1)	(9)	(150)
Income tax expense (benefit)	(17,183)	(2,759)	2,825	(11,272)	28,470
Depreciation, depletion and amortization	6,970	2,212	5,810	16,928	8,116
Exploration expense	479	16	665	1,286	16
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
Non-cash or unusual items:
Stock-based compensation	25	(248)	514	2,098	(2,097)
Unrealized derivative instruments loss	961	—	5,676	10,881	633
Gain on Sasol Acquisition, net	—	—	—	(5,491)	—
Other operating (income) expense, net	(46)	37	126	440	883
Bad debt expense and other	318	151	395	814	1,140
Adjusted EBITDAX	$23,262	$6,993	$21,927	$63,221	$23,091

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of September 30, 2021	As of December 31, 2020	Change
Current assets	$64,084	$63,978	$106
Current liabilities	(63,293)	(52,576)	(10,717)
Working capital	791	11,402	(10,611)
Add: operating lease liabilities - current portion	12,671	12,890	(219)
Add: current liabilities - discontinued operations	7	7	—
Adjusted Working Capital	$13,469	$24,299	$(10,830)